Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AQUESTIVE THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF APRIL, A.D. 2018, AT 1:54 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3753153 8100 SR# 20183160147	Authentication: 202605879 Date: 04-30-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:54PM 04/30/2018 FILED 01:54PM 04/30/2018 SR 20183160147 - File Number 3753153

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
AQUESTIVE THERAPUETICS, INC.

Aquestive Therapeutics, Inc., a corporation organized and existing under the General Corporation Law ofthe State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 1, 2018 (the "Certificate of Incorporation") is hereby amended by striking out Article V thereof and by substituting in lieu of said Article the new Article V set forth as follows:

ARTICLE V

(a)  Capital stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, divided into two classes consisting of: (i) Two Hundred Eighty Five Million (285,000,000) shares of Common Stock, par value $.001 per share "Voting Common Stock"); and (ii) Sixty Five Million (65,000,000) shares of non-voting Common Stock, par value $.001 per share (“Non-Voting Common Stock"). The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Non-Voting Common Stock are identical with those of the Voting Common Stock other than in respect of the rights as set torth herein.

(b) ·Forward Stock Split. Upon the effective time (the "Effective Time") of the filing of this Certificate of Amendment, each one (1) share of the Corporation's Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into 37,212 fully paid, nonassessable shares of Voting Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such 37,212~to-one ratio) (the "Forward Stock Split'). The par value per share of the Voting Common Stock shall not be affected by the Forward Stock Split.

(c) Voting Rights.

(i) Voting Common Stock. Except as otherwise required by law or this Certificate of lncorporation, the holders of the Voting Common Stock shall possess exclusively all voting power, and each holder of Voting Common Stock shall have one vote in respect of each share held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(ii) Non-Voting Common Stock.   Except as otherwise required by law, shares of Non-Voting Common Stock shan be non-voting.

(d) Dividends. Holders Voting Common Stock and Non-Voting Common Stock shall be entitled to receive dividends (whether as cash payments or distributions of stock or property),(d) Dividends. Holders Voting Common Stock and Non-Voting Common Stock shall be entitled to receive dividends (whether as cash payments or distributions of stock or property), when, as and if declared by the Board; provided, however, that the Corporation may not declare or pay or set apart any funds for payment of any dividends or make any other distribution upon the Non-Voting Common Stock, or redeem, purchase or otherwise acquire any Non-Voting Common Stock for any consideration and no monies may be paid to or made available for a sinking fund for the redemption of any shares of any such stock, unless and until the holders of Voting Common Stock shall have received in the aggregate, in one or more distributions on the Voting Common Stock, Thirty Million Dollars ($30,000,000) (the "Voting-Common Preference Amount"), whereupon the Non-Voting Common Stock shall participate pari passu with the Voting Common Stock in any and all dividends thereafter declared by the Board. The balance of the Voting Common Preference Amount then outstanding shall be reduced by the amount of cash received, the face amount of any debt instrument received, and the fair market value any property, rights, securities received holder of Voting Coll111lon Stock from the sale Voting Common Stock prior to the conversion of the Non-Voting Common Stock to Voting Common Stock under clause (e) of this Article V.

(e) Mandatory Conversion.

(i) Trigger Events. Effective upon the earlier of: (a) the closing of the sale of shares of Voting Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in the listing of the Voting Common Stock on the New York Stock Exchange, the NASDAQ Global Market or another internationally recognized stock exchange (a) "Qualified IPO"); or (b) a date specified by vote or written consent of the holders of a majority of the then outstanding shares of Voting Common Stock (voting together as a single class), each one (1) share of the Non-Voting Common Stock, whether issued and outstanding or held by the Corporation as treasury stock, shall automatically be converted into one (1) share of Voting Common Stock and such shares of Non-Voting Common Stock may not be reissued by the Corporation (the date of closing of such Qualiiied IPO is referred to herein as the "Mandatory Conversion Date").

(ii) Procedural Requirements. All holders of record of shares of Non-Voting Common Stock shall be given written notice of the Mandatory Conversion Date. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record bolder of NonVoting Common Stock. On the Mandatory Conversion Date, all outstanding shares of Non-Voting Common Stock shall be deemed to have been conve1ied into shares of Voting Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to shares of such Non-Voting Common Stock so converted (other than as a holder of Voting Common Stock), will terminate. As soon as practicable after the Mandatory Conversion Date, the Corporation shall cause to be issued uncertifieated shares of Voting Common Stock issuable on such conversion in accordance with the provisions hereof. All shares of Non-Voting Common Stock converted in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been automatically retired and the shares of Non-Voting Common Stock represented thereby converted into Voting Common Stock for all purposes. Such converted shares of Non-Voting Common Stock shall not be available for reissuance, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly.

(iii) Voting Common Stock Issuable Upon Conversion. For the avoidance of doubt, in the event that all outstanding shares of Non-Voting Common Stock have been converted into Voting Common Stock, all references in this Article Vto "Non-Voting Common Stock" shall mean "Voting Common Stock" from and after such conversion.

SECOND: That, in lieu of a meeting of the stockholders, the sole stockholder of the Corporation has given its consent to the foregoing amendment in accordance with the provisions of Section 228 ofthe Delaware General Corporation Law.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of the 30th day of April, 2018.

AQUESTIVE THERAPUETICS, INC.